EXHIBIT 99.1
INDEPENDENT BANK CORP. 2005 EMPLOYEE STOCK PLAN

INDEPENDENT BANK CORP.
2005 EMPLOYEE STOCK PLAN
As Approved by the Board of Directors on February 10, 2005
1. Purpose.
     The purpose of this plan (the “Plan”) is to secure for Independent Bank Corp. (the “Company”) and its shareholders the benefits arising from common stock ownership by employees of the Company and its subsidiary corporations who are expected to contribute to the Company’s future growth and success through the granting of stock options or Restricted Stock Awards (as defined below). Except where the context otherwise requires, the term “Company” shall include the parent and all present and future subsidiaries of the Company as defined in Sections 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended or replaced from time to time (the “Code”). Those provisions of the Plan which make express reference to Section 422 shall apply only to Incentive Stock Options (as that term is defined in the Plan).
2. Type of Options and Administration.
     (a) Types of Options. Options granted pursuant to the Plan may be either incentive stock options (“Incentive Stock Options”) meeting the requirements of Section 422 of the Code or non-statutory options which are not intended to meet the requirements of Section 422 of the Code (“Non-Statutory Options”). All options shall be separately designated Incentive Stock Options or Non-Statutory Options at the time of grant, and in such form as issued pursuant to Section 5, and as separate certificate or certificates will be issued for shares purchased on exercise of each type of option.
     (b) Administration.
          (i) The Plan will be administered by the Board of Directors of the Company (the “Board of Directors”), whose construction and interpretation of the terms and provisions of the Plan shall be final and conclusive. The Board of Directors may in its sole discretion grant options to purchase shares of the Company’s Common Stock (“Common Stock”) and issue shares upon exercise of such options as provided in the Plan. The Board of Directors shall have authority, subject to the express provisions of the Plan, to construe the respective option agreements (each an “Option Agreement”) representing options issued hereunder and the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the terms and provisions of the respective Option Agreements, which need not be identical, and to make all other determinations which are, in the judgment of the Board of Directors, necessary or desirable for the administration of the Plan. The Board of Directors may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Option Agreement or Restricted Stock Agreement (as defined below) in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. No director or person acting pursuant to authority delegated by the Board of Directors shall be liable for any action or determination under the Plan made in good faith.
          (ii) The Board of Directors may, to the full extent permitted by or consistent with applicable laws or regulations and Section 3(b) of this Plan delegate any or all of its powers under the Plan to a committee (the “Committee”) appointed by the Board of Directors, subject to such resolutions as may be adopted from time to time by the Board of Directors not inconsistent with the provisions of the Plan, and if the Committee is so appointed all references to the Board of Directors in the Plan shall mean and relate to such Committee. Such Committee, if so appointed, shall consist of two or more Directors, each of whom is an “outside director” within the meaning of Section 162(m) of the Code and a “non-employee director” within the meaning of Rule 16b-3 (as defined below). The foregoing notwithstanding, the Board of Directors may abolish such Committee at any time and re-vest in the Board of Directors the administration of the Plan.
     (c) Applicability of Rule 16b-3. Those provisions of the Plan which make express reference to Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”), or any successor rule (“Rule 16b-3”), or which are required in order for certain option transactions to qualify for exemption under Rule 16b-3, shall apply only to such persons as are required to file reports under Section 16(a) of the Exchange Act (a “Reporting Person”).
3. Eligibility.
     (a) General. Options and Restricted Stock Awards may be granted to persons who are, at the time of grant, employees of the Company or any of its direct or indirect subsidiaries. A person who has been granted an option or Restricted Stock Award may, if he or she is otherwise eligible, be granted additional options or Restricted Stock Awards if the Board of Directors shall so determine. Options or Restricted Stock Awards may be granted separately or in any combination to any individual eligible under the Plan.
     (b) Grant of Options to Officers. The selection of an officer (as the term “officer” is defined for purposes of Rule 16b-3) as a recipient of an option, the timing of the option grant, the exercise price of the option and the number of shares subject to the option shall be determined in advance of any grant thereof either (i) by the Board of Directors, or (ii) by the Committee, if so appointed.
4. Stock Subject to Plan.
     Subject to adjustment as provided in Section 15 below, the maximum number of shares of Common Stock which may be issued and sold under the Plan is 800,000 shares. Such shares may be authorized but unissued shares, reacquired shares, shares acquired in the open market specifically for distribution under the Plan, or any combination thereof. If an option granted under the Plan shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject to such option shall again be available for subsequent option grants under the Plan. If shares issued upon exercise of an option under the Plan are tendered to the Company in payment of the exercise price of an option granted under the Plan, such tendered shares shall not be available for subsequent option grants under the Plan.
     The number of shares of Common Stock for which options may be granted under the Plan in any single fiscal year of the Company to any participant in the Plan shall not exceed 75,000 shares. Such limitation shall be construed and applied consistently with Section 162(m) of the Code. For purposes of the foregoing limitation, if any option granted under the Plan is cancelled, the cancelled option shall continue to be counted against such individual limit. If after grant, the purchase price of an option granted under the Plan is modified, the transaction shall be treated as the cancellation of the option and grant of a new option; in any such case, both the option that is deemed to be cancelled and the option that is deemed to be granted shall be counted against such individual limit.
5. Forms of Option Agreements.
     As a condition to the grant of an option under the Plan, each recipient of an option shall execute an Option Agreement in such form not inconsistent with the Plan as may be approved by the Board of Directors. Such Option Agreements may differ among recipients.
6. Purchase Price.
     (a) General. Subject to Section 3(b), the purchase price per share of stock deliverable upon the exercise of an option shall be determined by the Board of Directors, provided, however that in the case of an Incentive Stock Option, the exercise price shall not be less than 100% of the fair market value of such stock on the date of grant of such option, or less than 110% of such fair market value in the case of options described in Section 11(b). Notwithstanding the foregoing, the Board of Directors may grant an Incentive Stock Option with an exercise price lower than that set forth above if such option is granted as part of a transaction to which Section 424(a) of the Code applies. Fair market value of the Common Stock shall be the mean between the following prices, as applicable, for the date as of which fair market value is to be determined as quoted in The Wall Street Journal (or in such other reliable publication as the Board of Directors, in its discretion, may determine to rely upon): (i) if the Common Stock is listed on the National Association of Securities Dealers Automated Quotation System or any successor system then in use (“NASDAQ”), the highest and lowest sales prices per share of the Common Stock for such date on the NASDAQ or (ii) if the Common Stock is not listed on such exchange, the highest and lowest sales prices per share of Common Stock for such date on (or on any composite index including) the principal United States securities exchange registered under the 1934 Act on which the Common Stock is listed. If the fair market value of the Common Stock cannot be determined on the basis previously set forth in this Section 6(a) for the date as of which fair market value is to be determined, the Board of Directors shall in good faith determine the fair market value of the Common Stock on such date. Fair market value shall be determined without regard to any restriction other than a restriction which, by its terms, will never lapse.
     (b) Payment of Purchase Price. Options granted under the Plan may provide for the payment of the exercise price by delivery of cash or a check to the order of the Company in an amount equal to the exercise price of such options, or, to the extent provided in the applicable Option Agreement, (i) by delivery to the Company of shares of Common Stock of the Company already owned by the optionee having a fair market value equal in amount to the exercise price of the options being exercised or (ii) by any other means which the Board of Directors determines are consistent with the purpose of the Plan and with applicable laws and regulations (including, without limitation, the provisions of Regulation T promulgated by the Federal Reserve Board). The fair market value per share of any shares of the Company’s Common Stock which may be delivered upon exercise of an option shall be the fair market value as determined in accordance with the provisions of Section 6(a) above for the day immediately preceding the date of delivery of the purchase price to the Company. The fair market value of any other non-cash consideration which may be delivered upon exercise of an option shall be determined by the Board of Directors.
7. Option Period.
     Each option and all rights thereunder shall expire on such date as shall be set forth in the applicable Option Agreement, except that, in the case of an Incentive Stock Option, such date shall not be later than ten years after the date on which the option is granted and, in all cases, options shall be subject to earlier termination as provided in the Plan.
8. Exercise of Options.
     Each option granted hereunder may be exercisable as determined by the Board of Directors, which terms shall be set forth in the applicable Option Agreement and shall otherwise be in accordance with the provisions of the Plan.
9. Nontransferability of Options.
     Options shall not be assignable or transferable by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the optionee, shall be exercisable only by the optionee; provided, however, that Non-Statutory Options may be transferred (a) pursuant to a qualified domestic relations order (as defined in Rule 16b-3), (b) by will or the laws of intestacy, or (c) to any member of the optionee’s Family (as defined herein). “Family” shall mean an optionee’s spouse and lineal descendants by birth or adoption and trusts for the exclusive benefit of the optionee and/or the foregoing individuals.
10. Effect of Termination of Employment or Other Relationship.
     Except as provided in Section 11(d) with respect to Incentive Stock Options, and subject to the provisions of the Plan, the Board of Directors shall determine the period of time during which an optionee may exercise an option following (i) the termination of the optionee’s employment or other relationship with the Company or (ii) the death or disability of the optionee. Such periods shall be set forth in the applicable Option Agreement.
11. Incentive Stock Options.
     Options granted under the Plan which are intended to be Incentive Stock Options shall be subject to the following additional terms and conditions:
     (a) Reference to Incentive Stock Options. The applicable Option Agreement covering any Incentive Stock Options granted under the Plan shall, at the time of grant, indicate that Incentive Stock Options are being granted thereby.
     (b) 10% Shareholder. If any employee to whom an Incentive Stock Option is to be granted under the Plan is, at the time of the grant of such option, the owner of stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (after taking into account the attribution of stock ownership rules of Section 424(d) of the Code), then the following special provisions shall be applicable to the Incentive Stock Option granted to such individual:
          (i) The purchase price per share of the Common Stock subject to such Incentive Stock Option shall not be less than 110% of the fair market value of one share of Common Stock at the time of grant; and
          (ii) the option exercise period shall not exceed five years from the date of grant.
     To the extent required by applicable law, the provisions of this Section 11(b) shall also apply to the grant of a Non-Statutory Option granted to the owner of stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (after taking into account the attribution of stock ownership rules of Section 424(d) of the Code).
     (c) Dollar Limitation. For so long as the Code shall so provide, options granted to any employee under the Plan (and any other incentive stock option plans of the Company) which are intended to constitute Incentive Stock Options shall not constitute Incentive Stock Options to the extent that such options, in the aggregate, become exercisable for the first time in any one calendar year for shares of Common Stock with an aggregate fair market value (determined as of the respective date or dates of grant) of more than $100,000. The balance of any options granted hereunder which do not constitute Incentive Stock Options by reason of the foregoing, shall be Non-Statutory Options.
     (d) Termination of Employment, Death or Disability. No Incentive Stock Option may be exercised unless, at the time of such exercise, the optionee is, and has been continuously since the date of grant of his or her option, employed by the Company, except that:
          (i) an Incentive Stock Option may be exercised, to the extent exercisable by the optionee on the date the optionee ceases to be an employee of the Company, within the period of three months after the date the optionee ceases to be an employee of the Company (or within such lesser period as may be specified in the applicable Option Agreement), provided, that the applicable Option Agreement may designate a longer exercise period and that the exercise after such three-month period shall be treated as the exercise of a Non-Statutory Option under the Plan;
          (ii) if the optionee dies while in the employ of the Company, or within three months after the optionee ceases to be such an employee, an Incentive Stock Option may be exercised by a legatee or legatees of the optionee under his last will, or by his personal representatives or distributees, at any time after his death to the expiration date of such Incentive Stock Option to the extent such Incentive Stock Option was exercisable by the optionee at the time of his death (or within such lesser period as may be specified in the applicable Option Agreement); and
          (iii) if the optionee becomes disabled (within the meaning of Section 22(e) (3) of the Code or any successor provision thereto) while in the employ of the Company, an Incentive Stock Option may be exercised, to the extent exercisable by the optionee on the date the optionee ceases to be an employee by reason of such disability, within the period of one year after the date the optionee ceases to be such an employee because of such disability (or within such lesser period as may be specified in the applicable Option Agreement).
     For all purposes of the Plan and any option granted hereunder, “employment” shall be defined in accordance with the provisions of Section 1.421-7(h)(1) of the Income Tax Regulations (or any successor regulations). Notwithstanding the foregoing provisions, no option issued pursuant to the Plan, including no Incentive Stock Option, may be exercised after its expiration date.
12. Restricted Stock Awards.
     (a) General. Employees may be granted rights to purchase Restricted Shares (as defined below) of Common Stock (“Restricted Stock Awards”) pursuant to a restricted stock purchase agreement (“Restricted Stock Agreement”), either alone, in addition to, or in tandem with options granted under the Plan and/or other benefits or awards made outside of the Plan. After the Board of Directors determines that it will offer a Restricted Stock Award under the Plan, the Company shall advise the employee in writing of the terms, conditions and restrictions related to the offer, including the number of shares of Common Stock subject to the Restricted Stock Award, the purchase price and the terms and conditions of Repurchase Right (as defined below) applicable thereto, and the time within which such employee must accept such offer. Each Restricted Stock Award, and the acceptance of the terms thereof by the Company and the employee, shall be evidenced by a Restricted Stock Agreement. Each Restricted Stock Agreement shall contain such terms, provisions and conditions not inconsistent with the Plan as may be determined by the Board of Directors, in its sole discretion. Restricted Stock Awards may be granted as Time Vesting Restricted Stock Awards (as defined below) or Performance Vesting Restricted Stock Awards (as defined below).
     (b) Time Vesting Restricted Stock Awards. The Board of Directors or the Committee, if so appointed, may provide that shares of Common Stock issued to an employee in connection with a Restricted Stock Award shall not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except as set forth in the Plan, for such period beginning on the date on which such Restricted Stock Award is granted and ending on the date that is the third anniversary of such grant, or for any greater period of time as the Board of Directors or the Committee, if so appointed, shall determine (the “Time Vesting Restricted Period”). Restricted Stock Awards that contain the restrictions set forth in this Section 12(b) of the Plan are referred to as “Time Vesting Restricted Stock Awards”.
     (c) Performance Vesting Restricted Stock Awards. The Board of Directors, or the Committee, if so appointed, may provide that shares of Common Stock issued to an employee in connection with a Restricted Stock Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except as set forth in the Plan, for such period beginning on the date on which such Restricted Stock Award is granted and ending on the date that is the first anniversary of such grant, or for any greater period of time as the Board of Directors or the Committee, if so appointed, shall determine (the “Performance Vesting Restricted Period”) and that the Performance Vesting Restricted Period applicable to such Restricted Stock Award shall lapse (if at all) only if certain preestablished objectives are attained. Performance goals may be based on any of the following criteria: (i) earnings or earnings per share, (ii) return on equity, (iii) return on assets, (iv) revenues, (v) expenses, (vi) one or more operating ratios, (vii) stock price, (viii) shareholder return, (ix) market share, (x) charge-offs, (xi) credit quality, (xii) reductions in non-performing assets, (xiii) customer satisfaction measures, (xiv) the accomplishment of mergers, acquisitions, dispositions or similar extraordinary business transactions, (xv) cash flow, (xvi) division, department, unit or group performance, (xvii) business plan performance, (xviii) product performance and (xix) such other restrictions and conditions as the Board of Directors, or the Committee, if so appointed, deems appropriate (collectively, the “Performance Objectives”). The Board of Directors or the Committee, if so appointed, shall establish one or more Performance Objective goals for each such Restricted Stock Award on the date of grant. The Performance Objective goals selected in any case need not be applicable across the Company, but may be particular to an individual’s function or business unit. The Performance Objective goals may include positive results, maintaining the status quo, or limiting economic losses. The Board of Directors or the Committee, if so appointed, shall determine whether such Performance Objective goals are attained and such determination shall be final and conclusive. In the event that the Performance Objective goals are not met, such Restricted Stock shall be forfeited and transferred to, and reacquired by, the Company at no cost to the Company. Restricted Stock Awards that only contain the restrictions set forth in this Section 12(c) of the Plan are referred to as “Performance Vesting Restricted Stock Awards”. Performance Vesting Restricted Stock Awards are intended to qualify as performance-based for the purposes of Section 162(m) of the Code.
13. Repurchase Rights and Restricted Shares.
     (a) Each Option Agreement may, and, unless the Board of Directors determines otherwise, each Restricted Stock Agreement shall, grant the Company a right of repurchase (“Repurchase Right”) exercisable upon the termination of the employee’s continuous employment with the Company for any reason (including death or disability) or upon the failure to satisfy any Performance Objective goals or other conditions specified in the applicable Option Agreement or Restricted Stock Agreement. The Repurchase Right shall lapse upon such conditions or at such rate as the Board of Directors may determine and as shall be set forth in the applicable Option Agreement or Restricted Stock Agreement. Shares of Common Stock issued pursuant to exercise of an Option Agreement or a Restricted Stock Award and subject to a Repurchase Right (the “Restricted Shares”) may not be sold, assigned, transferred, pledged or otherwise disposed of, except by will or the laws of descent and distribution, or as otherwise determined by the Board of Directors and set forth in the applicable Option Agreement or Restricted Stock Agreement. Any attempt to dispose of Restricted Shares in contravention of the Repurchase Right shall be null and void and without effect.
     (b) The per share purchase price for Restricted Shares repurchased pursuant to a Repurchase Right shall be the purchase price paid by the employee for such Restricted Shares, and may be paid by cancellation of any indebtedness of the employee to the Company. Notwithstanding the foregoing, the applicable Option Agreement or Restricted Stock Agreement may provide that the per share purchase price for Restricted Shares repurchased pursuant to a Repurchase Right shall be less than the purchase price for such shares if the employee’s continuous employment is terminated by the Company or an affiliate for Cause (as defined in the applicable Option Agreement or Restricted Stock Agreement).

     (c) Each certificate for Restricted Shares shall bear an appropriate legend referring to the Repurchase Right, together with any other applicable legends, and, upon issuance, shall be deposited by the shareholder with the Company together with a stock power and such other instruments of transfer as may be reasonably requested by the Company, duly endorsed in blank, if appropriate; provided, however, that the failure of the Company or its transfer agent to place such a legend on a certificate for Restricted Shares shall have no effect on the Repurchase Right applicable to such shares. If the Company does not exercise the Repurchase Right within the time and in the manner specified in the applicable Option Agreement or Restricted Stock Agreement, such Repurchase Right shall terminate and be of no further force and effect.
     (d) The Board of Directors may, in its sole discretion, waive the Company’s Repurchase Right applicable to any Restricted Shares. Such waiver shall result in the immediate vesting of the employee’s interest in the Restricted Shares as to which the waiver applies. Such waiver may be effected at any time, whether before or after the termination of the Participant’s continuous Status as an employee of the Company or the attainment or non-attainment of the applicable conditions.
14. Additional Provisions.
     (a) Additional Option Provisions. The Board of Directors may, in its sole discretion, include additional provisions in any Option Agreements covering options granted under the Plan, including without limitation restrictions on transfer, or such other provisions as shall be determined by the Board of Directors; provided that such additional provisions shall not be inconsistent with any other term or condition of the Plan and such additional provisions shall not cause any Incentive Stock Option granted under the Plan to fail to qualify as an Incentive Stock Option within the meaning of Section 422 of the Code.
     (b) Acceleration, Extension, Etc. The Board of Directors may, in its sole discretion, (i) accelerate the date or dates on which all or any particular option or options granted under the Plan may be exercised or (ii) extend the dates during which all, or any particular, option or options granted under the Plan may be exercised.
     (c) Repricing. The Board of Directors or the Committee, if so appointed, shall not, without further approval of the shareholders of the Company, (i) authorize the amendment of any outstanding Option Agreement or Restricted Stock Agreement to reduce the exercise price of the option or Restricted Stock Award evidenced thereby or (ii) issue a replacement Option Agreement or Restricted Stock Agreement upon the surrender and cancellation of a previously granted Option Agreement or Restricted Stock Agreement for the purpose of reducing the exercise price of the option or Restricted Stock Award evidenced thereby. Nothing contained in this section shall affect the Committee’s right to make the adjustment permitted under Section 17.
15. General Restrictions.
     (a) Investment Representations. The Company may require any person to whom an option is granted, as a condition of exercising such option, to give written assurances in substance and form satisfactory to the Company to the effect that such person is acquiring the

Common Stock subject to the option for his or her own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Company deems necessary or appropriate in order to comply with federal and applicable state securities laws, or with covenants or representations made by the Company in connection with any public offering of its Common Stock.
     (b) Compliance With Securities Laws. Each option shall be subject to the requirement that if, at any time, counsel to the Company shall determine that the listing, registration or qualification of the shares subject to such option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, or that the disclosure of non-public information or the satisfaction of any other condition is necessary as a condition of, or in connection with, the issuance or purchase of shares thereunder, such option may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval, or satisfaction of such condition shall have been effected or obtained on conditions acceptable to the Board of Directors. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration or qualification, or to satisfy such condition.
16. Rights as a Shareholder.
     The holder of an option shall have no rights as a shareholder with respect to any shares covered by the option (including, without limitation, any rights to receive dividends or non-cash distributions with respect to such shares) until the date of issue of a stock certificate to him or her for such shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.
     The holder of a Restricted Stock Award shall have any and all right of a shareholder with respect to the shares covered by such Restricted Stock Award, subject to the restrictions set forth in this Plan and the Restricted Stock Agreement under which it was granted. Such rights include, without limitation, any rights to receive dividends or non-cash distribution with respect to such shares and the right to vote such shares at any meeting of the Company’s shareholders.
17. Adjustment Provisions for Recapitalizations and Related Transactions.
     (a) General. If, through or as a result of any merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, (i) the outstanding shares of Common Stock are increased, decreased or exchanged for a different number or kind of shares or other securities of the Company, or (ii) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Common Stock or other securities, an appropriate and proportionate adjustment may be made in (1) the maximum number and kind of shares reserved for issuance under the Plan, (2) the number and kind of shares or other securities subject to any then outstanding options under the Plan, (3) the price for each share subject to any then outstanding options under the Plan, and (4) the individual limit set forth in Section 4, without changing the aggregate purchase price as to which such options remain exercisable. Notwithstanding the foregoing, no adjustment shall be made pursuant to this Section 17 if such adjustment would cause the Plan to fail to comply with Section 422 of the Code.
     (b) Board Authority to Make Adjustments. Any adjustments under this Section 17 shall be made by the Board of Directors, whose determination as to such adjustments, if any, shall be final, binding and conclusive. No fractional shares will be issued under the Plan on account of any such adjustments.
18. Merger, Consolidation, Asset Sale, Liquidation, etc.
     (a) General. In the event of a consolidation or merger or sale of all or substantially all of the assets of the Company in which outstanding shares of Common Stock are exchanged for securities, cash or other property of any other corporation or business entity or in the event of a liquidation of the Company, the Board of Directors of the Company, or the board of directors of any corporation assuming the obligations of the Company, may, in its discretion, take any one or more of the following actions, as to outstanding options: (i) provide that such options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), provided that any such options substituted for Incentive Stock options shall meet the requirements of Section 424(a) of the Code, (ii) upon written notice to the optionees, provide that all unexercised options will terminate immediately prior to the consummation of such transaction unless exercised by the optionee within a specified period following the date of such notice, (iii) in the event of a merger under the terms of which holders of the Common Stock of the Company will receive upon consummation thereof a cash payment for each share surrendered in the merger (the “Merger Price”), make or provide for a cash payment to the optionees equal to the difference between (A) the Merger Price times the number of shares of Common Stock subject to such outstanding options (to the extent then exercisable at prices not in excess of the Merger Price), and (B) the aggregate exercise price of all such outstanding options in exchange for the termination of such options, and (iv) provide that all or any outstanding options shall become exercisable in full immediately prior to such event.
     (b) Substitute Options. The Company may grant options under the Plan in substitution for options held by employees of another corporation who become employees of the Company, or a subsidiary of the Company, as the result of a merger or consolidation of the employing corporation with the Company or a subsidiary of the Company, or as a result of the acquisition by the Company, or one of its subsidiaries, of property or stock of the employing corporation. The substitute options may be granted on such terms and conditions as the Board of Directors considers appropriate in the circumstances.
19. No Special Employment Rights.
     Nothing contained in the Plan or in any Option Agreement or Restricted Stock Agreement shall confer upon any individual any right with respect to the continuation of his or her employment by the Company or interfere in any way with the right of the Company at any time to terminate such employment or to increase or decrease the compensation of the optionee.

20. Other Employee Benefits.
     Except as to plans which by their terms include such amounts as compensation, the amount of any compensation deemed to be received by an employee as a result of the exercise of an option or the sale of shares received upon such exercise will not constitute compensation with respect to which any other employee benefits of such employee are determined, including, without limitation, benefits under any bonus, pension, profit-sharing, life insurance or salary continuation plan, except as otherwise specifically determined by the Board of Directors.
21. Amendment of the Plan.
     (a) The Board of Directors may at any time, and from time to time, modify or amend the Plan in any respect, except that if at any time the approval of the shareholders of the Company is required under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, under Rule 16b-3, or under National Association of Securities Dealers Rule 4350(i)(1)(A), the Board of Directors may not effect such modification or amendment without such approval.
     (b) The termination or any modification or amendment of the Plan shall not, without the consent of an optionee, affect his or her rights under an option previously granted to him or her. With the consent of the optionee affected, the Board of Directors may amend outstanding Option Agreements in a manner not inconsistent with the Plan. The Board of Directors shall have the right to amend or modify (i) the terms and provisions of the Plan and of any outstanding Incentive Stock Options granted under the Plan to the extent necessary to qualify any or all such options for such favorable federal income tax treatment (including deferral of taxation upon exercise) as may be afforded incentive stock options under Section 422 of the Code and (ii) the terms and provisions of the Plan and of any outstanding Option Agreement to the extent necessary to ensure the qualification of the Plan under Rule 16b-3.
     (c) Notwithstanding any other provisions of this Plan, the Board of Directors may not materially alter the Plan without shareholder approval, including by increasing the benefits accrued to participants under the Plan; increasing the number of securities which may be issued under the Plan; modifying the requirements for participation under the Plan; or including a provisions allowing the Board of Directors to lapse or waive restrictions contained in the Plan at its discretion.
22. Withholding.
     (a) The Company shall deduct from payments of any kind otherwise due to the optionee any federal, state or local taxes of any kind required by law to be withheld with respect to any shares issued upon exercise of options under the Plan. Subject to the prior approval of the Company, which may be withheld by the Company in its sole discretion, the optionee may elect to satisfy such obligations, in whole or in part, (i) by causing the Company to withhold shares of Common Stock otherwise issuable pursuant to the exercise of an option or (ii) by delivering to the Company shares of Common Stock already owned by the optionee. The shares so delivered or withheld shall have a fair market value equal to such withholding obligation. The fair market value of the shares used to satisfy such withholding obligation shall be determined in accordance with provisions of Section 6(a) hereof as of the day immediately preceding the date that the amount of tax to be withheld is to be determined. An optionee who has made an election pursuant to this Section 22(a) may only satisfy his or her withholding obligation with shares of Common Stock which are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.
     (b) Notwithstanding the foregoing, in the case of a Reporting Person, no election to use shares for the payment of withholding taxes shall be effective unless made in compliance with any applicable requirements of Rule 16b-3 (unless it is intended that the transaction not qualify for exemption under Rule 16b-3).
23. Cancellation and New Grant of Options, Etc.
     Subject to Section 14(c) of this Plan, the Board of Directors shall have the authority to effect, at any time and from time to time, with the consent of the affected optionees, (i) the cancellation of any or all outstanding options under the Plan and the grant in substitution therefor of new options under the Plan covering the same or different numbers of shares of Common Stock and having an option exercise price per share which may be lower or higher than the exercise price per share of the cancelled options or (ii) the amendment of the terms of any and all outstanding options under the Plan to provide an option exercise price per share which is higher or lower than the then-current exercise price per share of such outstanding options.
24. Effective Date and Duration of the Plan.
     (a) Effective Date. The Plan shall become effective when adopted by the Board of Directors, but no option granted under the Plan shall become exercisable unless and until the Plan shall have been approved by the Company’s shareholders. If such shareholder approval is not obtained within twelve months after the date of the Board of Directors’ adoption of the Plan, options previously granted under the Plan shall not vest and shall terminate and no options shall be granted thereafter. Amendments to the Plan not requiring shareholder approval shall become effective when adopted by the Board of Directors; amendments requiring shareholder approval (as provided in Section 21) shall become effective when adopted by the Board of Directors, but no option granted after the date of such amendment shall become exercisable (to the extent that such amendment to the Plan was required to enable the Company to grant such option to a particular person) unless and until such amendment shall have been approved by the Company’s shareholders. If such shareholder approval is not obtained within twelve months of the Board of Directors’ adoption of such amendment, any options granted on or after the date of such amendment shall terminate to the extent that such amendment was required to enable the Company to grant such option to a particular optionee. Subject to this limitation, options may be granted under the Plan at any time after the effective date and before the date fixed for termination of the Plan.
     (b) Termination. Unless sooner terminated in accordance with Section 18, the Plan shall terminate upon the close of business on the day next preceding the tenth anniversary of the date of its adoption by the Board of Directors. Options outstanding on such date shall continue to have force and effect in accordance with the provisions of the instruments evidencing such options.